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                                                                     Exhibit 5.2

                         [Letterhead of Bonn & Schmitt]


                                        CARRIER1 INTERNATIONAL S.A
                                        3 route d'Arlon

                                        L-8009 LUXEMBOURG



                                        June 25, 1999

                    RE.: REGISTRATION STATEMENT ON FORM S-4
                   OF CARRIER1 INTERNATIONAL S.A. ("CARRIER1")
                          (REGISTRATION NO. 333-75195)

Ladies and Gentlemen:

     We have acted as special Luxembourg counsel to Carrier1 International S.A., a SOCIETE ANONYME organized under the laws of the Grand Duchy of Luxembourg ("Carrier1"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the
Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering of (i) $160,000,000 aggregate principal amount of Carrier1's 13 1/4% Senior Dollar Notes Due 2009 (such Dollar Notes collectively, the "New Dollar Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Dollar Notes Due 2009 (the "Existing Dollar Notes") and (ii) 85,000,000 aggregate principal amount of Carrier1's
13 1/4% Senior Euro Notes Due 2009 of Carrier1 (such Euro Notes collectively, the "New Euro Notes," and together with the New Dollar Notes, the "New
Notes") which are to be registered under the Act pursuant to the Registration Statement, in Exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Euro



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Notes Due 2009 (the "Existing Euro Notes" and, together with the Existing
Dollar Notes, the "Existing Notes"). The New Dollar Notes are to be issued pursuant to the Dollar Notes Indenture, dated as of February 19, 1999 (the "Dollar Notes Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Dollar Notes Trustee"). The New Euro Notes are to be issued pursuant to the Euro Notes Indenture, dated as of February 19, 1999 (the "Euro Notes Indenture" and, each of the Dollar Notes Indenture and the Euro Notes Indenture, an "Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Euro Notes Trustee" and, each of the Dollar Notes Trustee and the Euro Notes Trustee, a "Trustee").

     Words not otherwise defined herein shall the meaning ascribed to them in the Indentures.

     We have examined the following:

     1.    the Indentures;

     2. resolutions adopted at a meeting of the Board of Directors of Carrier1 held on February 11, 1999;

     3.    the articles of incorporation of Carrier1; and

     4.    such other documents as we have deemed necessary.

     The Indentures and the New Notes are together referred to as the "Issue Documents".

     For the purposes of this opinion, we have assumed:

     (a) that the execution, delivery and performance of the Issue Documents are within the corporate power and authority of the parties thereto, other than Carrier1, and that these Issue Documents have been duly authorized, executed and delivered by, and are binding upon, all such parties, other than Carrier1;


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     (b)   that the New Notes will be duly authenticated by the relevant Trustee in the manner provided in the applicable Indenture;

     (c) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

     (d) that all authorizations and consents of any public authority of any country other than the Grand-Duchy of Luxembourg which may be required in connection with the execution, delivery and performance of the Indentures and the issuance of the New Notes have been or will be obtained;

     (e) that the documents are substantially in the form of the drafts or copies we have examined; and

     (f) the legality, validity and enforceability of the Issue Documents under their governing laws (other than the laws of Luxembourg).

     On the basis of the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are, as of the date hereof, of the opinion that:

     (i) Carrier1 has been duly incorporated and is validly existing under the laws of Luxembourg;

     (ii) Carrier1 had and has the corporate power and authority to execute, deliver and perform its obligations under the Issue Documents;

     (iii) Each Indenture has been duly authorized, executed and delivered by Carrier1;

     (iv) Carrier1 has taken all necessary corporate action to duly authorize its execution, issuance and delivery of the New Notes pursuant to the exchange offer described in the Registration Statement.

     (v) The choice of law provisions set forth in the Issue Documents will be recognized by the courts of Luxembourg; Carrier1 may sue or be sued in its own name under the laws of Luxembourg; under the laws of Luxembourg the submission of Carrier1 to the jurisdiction of federal and state courts in the Borough of Manhattan in the City of New York (each a "New York Court" and collectively the "New York Courts") is legal, valid and binding; any judgment obtained in a New York Court arising out of or in relation to the


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           obligations of Carrier1 under the Issue Documents will be recognized in Luxembourg, subject to and in accordance with applicable rules on enforcement of foreign judgments; and

     (vi) No Luxembourg governmental authorization is required to effect payments of principal, premium, if any, and interest (including any Additional Amounts due and payable thereon) on the New Notes.

     The opinions expressed herein are subject to the following qualifications:

     (a) the obligations of Carrier1 under the Issue Documents and the enforceability of the Issue Documents will be subject to and may be limited by any applicable bankruptcy, liquidation, insolvency or other laws of similar effect relating to or affecting the enforcement of creditors' rights generally;

     (b) the enforcement of the Indentures and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of Carrier1 and this opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy, in particular, orders for specific performance and injunctions will not be available;

     (c) where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg they may not be enforceable under Luxembourg law if and to the extent such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

     (d) a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg court and a Luxembourg court may not award by way of costs all of the

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           expenditure incurred by a successful litigant in proceedings brought before the court;

     (e) whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Luxembourg francs, a Luxembourg court would have power to give judgment expressed as an order to pay a currency other than Luxembourg francs, enforcement of the judgment against Carrier1 in Luxembourg would be available only in Luxembourg francs and for such purposes all claims or debts are converted into Luxembourg francs normally at the prevailing exchange rate on the date of payment; if as a consequence of the implementation of the European Monetary Union, the Luxembourg franc ceases to exist and is replaced by the Euro, from the date of such replacement any reference here-above to the Luxembourg franc shall be construed as being to the Euro;

     (f) claims may become barred under the statutory limitation period rules or may be or become subject to defenses of set-off or counterclaims;

     (g) any determination or certificates made or given pursuant to the provisions of the Indentures which provide for such determination or certificate to be final, conclusive or binding might not necessarily be held under Luxembourg law to be final, conclusive or binding;

     (h) we express no opinion as to whether any provision in the Indentures conferring a right of set-off or similar right would be effective against a bankruptcy receiver, liquidator or a creditor;

     (i) a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy;

     (j) as regards jurisdiction, a Luxembourg court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have been brought previously before another court; and

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     (k)   a contractual provision allowing the service of process against
           Carrier1 to a service agent would not preclude the Luxembourg statutory provisions allowing the valid servicing of process against Carrier1 at its domicile.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is strictly limited to the matters of Luxembourg law stated herein and is not to be read as extending by implication to any other matters.

     This opinion is governed by Luxembourg law and the Luxembourg courts have exclusive jurisdiction in respect thereto.


                                       Yours faithfully,



                                       /s/ Alex Schmitt    /s/ Laurent Lazard

                                       BONN & SCHMITT





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